Exhibit 15.1

GRANT THORNTON LLP 101 California St., Suite 2700 San Francisco, CA 94111-5830 D +1 415 986 3900 F +1 415 986 3916

May 3, 2024

McGrath RentCorp

5700 Las Positas Road

Livermore, California 94551

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of McGrath RentCorp for the three-month periods ended March 31, 2024 and 2023, as indicated in our report dated April 25, 2024; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 is incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

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